Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is made by and between Earl W. McNiel (“Employee”) and Erin Energy Corporation (the “Company”) effective as of the 6th day of May, 2015 (the “Effective Date”).

WITNESSETH

1.     Whereas, Employee wishes to resign his employment with the Company, effective as of the Resignation Date; and

2.     Whereas, Employee and the Company entered into an employment agreement dated February 27, 2013 (the “Employment Agreement”); and

3.     Whereas, Employee and the Company desire to further memorialize Employee’s obligations with respect to any trade secrets and/or proprietary and confidential information acquired by Employee during his employment; and

4.     Whereas, Employee desires to release any and all claims or causes of action Employee has or may have against the Company Parties (as defined below), including without limitation those that may have arisen during, or as a result of, Employee’s employment or the end of Employee’s employment.

5.     Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree:

Section 1.      Resignation from Employment. Employee acknowledges that he has decided to voluntarily resign his employment from the Company effective as of May 31, 2015 (the “Resignation Date”). Accordingly, the parties agree that Employee’s last day of employment with the Company will be the Resignation Date.

Section 2.      Severance and Other Benefits. The Company, in exchange for the promises of Employee contained below, agrees as follows, subject to Employee’s signing and non-revocation of the Supplementary Release:

A.     The Company agrees to pay Employee the total amount of $368,750, consisting of one year’s base salary at $295,000.00 per annum plus Employee’s bonus for 2014 in the amount of $73,750.00, less any legally required deductions and withholdings (the “Severance Amount”). The Severance Amount will be paid as follows, commencing the first month following the Resignation Date: twenty-four (24) months at a rate of $15,000.00 per month and one (1) month at a rate of $8,750.00 per month. Such amounts shall be paid by payroll continuation in accordance with the Company’s normal payroll practices and be subject to any applicable deductions and withholdings.

B.     The Company will accelerate by twelve (12) months the vesting of all outstanding restricted common stock and options exercisable for common stock previously granted to Employee under the Company’s 2009 Equity Incentive Plan (the “Plan”), with all vested options (including accelerated options) remaining exercisable for a period of twelve (12) months following the Resignation Date. Any vested stock options not exercised during such time period and any unvested stock options and restricted shares of common stock not vesting within the acceleration period shall expire and become forfeit in accordance with terms of the granting documents. Exercise of stock options and issuance of restricted stock shall be in accordance with the Plan, the granting documents and applicable Company policies and procedures.

C.     The Company agrees to grant Employee 38,412 shares of restricted common stock under the Plan, which shares shall vest on the Resignation Date and constitute Employee’s long-term incentive grant for 2015.

D.     During the portion, if any, of the twelve-month period following the Resignation Date that Employee elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s group health and dental plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall reimburse Employee on a monthly basis for the premium costs paid by Employee in order to continue such health and/or dental coverage (the “COBRA Reimbursement”). The Company shall provide the COBRA Reimbursement within five days after Employee submits documentation to the Company evidencing his monthly payments to elect applicable continuation coverage; provided, however, that Employee must submit such documentation within thirty (30) days of his applicable payments, and provided further that the Company shall have no obligation to make the COBRA Reimbursements described above as of the date that Employee becomes eligible to participate in another entity’s health and/or dental insurance coverage, as applicable (which such eligibility shall be promptly reported by Employee to the Company).

E.     The Company shall pay, in accordance with its normal payroll procedures, the base salary payable to Employee under the Employment Agreement accruing prior to the Resignation Date and shall reimburse Employee for all ordinary business expenses in accordance with the Company’s business expense reimbursement policy. Employee shall submit evidence of reimbursable business expenses incurred prior to the Resignation Date within ten business days after the Resignation Date and the Company shall reimburse such business expenses within five business days after receipt of such evidence. In addition, in his final paycheck for service through the Resignation Date, Employee shall receive payment for the value of his actual accrued but unused vacation days.

Section 3.     Prior Rights and Obligations. Except as provided for in this Agreement, this Agreement extinguishes all rights, if any, which Employee may have, contractual or otherwise, relating to his employment with the Company, including any rights to severance benefits under the Employment Agreement. Employee expressly acknowledges and agrees that his employment will end, or has ended, as of the Resignation Date and that, other than as provided in Sections 2B and 2C, he has not vested, and will not vest, in the stock options or restricted stock that he was awarded during his employment and he shall have no further rights with respect to any such stock options or restricted stock.

The Company agrees that, notwithstanding Employee’s resignation and the terms of this Agreement, Employee shall continue to be the beneficiary of any indemnity provisions in the Company’s Certificate of Incorporation or Bylaws.

Section 4.     Release by Employee. Employee hereby releases and discharges the Company, its affiliates and its subsidiaries and Board of Directors, and their respective predecessors, successors, owners, partners, officers, directors, members, employees, agents, attorneys, benefit plans, administrators and insurers (collectively the “Company Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, including, but not limited to, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that Employee executes this Agreement, including without limitation any claim arising out of, or relating to:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any state or federal anti-discrimination and/or anti-retaliation law; (xii) any other local, state or federal law, regulation or ordinance; (xiii) any public policy, contract, tort, or common law claim; (xiv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (xv) any and all claims Employee may have arising as the result of any alleged breach of any contract, incentive compensation plan or agreement, restricted unit agreement, or stock option plan or agreement with any Company Party including, without limitation the Employment Agreement (collectively, the “Released Claims”).  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration recited in Sections 2A through 2E of this Agreement, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

Section 5.       ADEA Rights. Employee further acknowledges that:

A.     He has been advised in writing by virtue of this Agreement that he has the right to seek legal counsel, and he has sought such counsel, before signing this Agreement.

B.     He has been given twenty-one (21) days within which to consider the waivers included in this Agreement. If Employee chooses to sign the Agreement at any time prior to that date, it is agreed that Employee signs willingly and voluntarily and expressly waives his right to wait the entire twenty-one (21) day period as provided in the law.

C.     Employee has seven (7) days after signing this Agreement to revoke it. This Agreement will not become enforceable until the revocation period has expired. Any notice of revocation of the Agreement is effective only if given to Nicolas Evanoff, Esq., Senior Vice President, General Counsel and Secretary of the Company (at the address of the Company set forth below), in writing by the close of business on the seventh (7th) day after Employee’s signing of this Agreement. Employee acknowledges and agrees that if he chooses to revoke his acceptance of this Agreement, or if he does not comply with the provisions of Section 6 below, he will not receive the payments and benefits set forth in Sections 2A through 2E.

D.     Employee is not entitled to receive any payments or benefits under the Employment Agreement as a result of his resignation from employment. Employee agrees that he is receiving, pursuant to this Agreement, consideration greater than anything of value to which he is already entitled.

Section 6.      Supplementary Release. In the event that Employee executes this Agreement prior to the Resignation Date, Employee agrees that he will execute the supplementary release that is attached to this Agreement (the “Supplementary Release”) on the Resignation Date or within two business days thereafter. Employee agrees and understands that he will not be entitled to any of the Severance Amount or other payments and benefits described in Sections 2A through 2E unless he has complied with this requirement.

Section 7.     Opportunity to Consult with Professional Advisors. Employee expressly acknowledges and agrees that he has had the opportunity to consult with, and has consulted with independent legal, tax and other professional advisors of his choosing with regard to his entry into this Agreement and the consequences thereof. Employee acknowledges and agrees that he enters into this Agreement knowingly and voluntarily with full understanding of the claims released herein and the tax consequences of the payments and benefits to be received by him hereunder.

Section 8.     Proprietary and Confidential Information. Employee agrees and acknowledges that, during the course of his employment with the Company, he has acquired information regarding the Company’s trade secrets and/or proprietary and confidential information related to the Company’s past, present and anticipated business. Therefore, except as may be required by law, Employee acknowledges that Employee will not, at any time, disclose to others, permit to be disclosed, used, permit to be used, copy or permit to be copied, any trade secrets and/or proprietary and confidential information acquired during his employment with the Company. Such obligations are in addition to those commitments by Employee contained in Sections 5 and 6 of the Employment Agreement, which Employee acknowledges and agrees are enforceable and shall continue in full force and effect.

Section 9.       Amendments. This Agreement may only be amended in writing signed by Employee and an authorized officer of the Company.

Section 10.     Confidentiality. Employee agrees that he will not, and that any person acting on Employee’s behalf will not, directly or indirectly, speak about, disclose or in any way, shape or form communicate to anyone, except as permitted in this Section, the terms of this Agreement or the consideration paid under this Agreement. The Company and Employee agree that the above described information may be disclosed only as follows:

A.     to the extent as may be required by law to support the filing of Employee’s income tax returns or any legally required disclosures or legal filings;

B.     to the extent as may be compelled by legal process or required by applicable law;

C.     to the extent necessary to Employee’s legal or financial or tax advisors, but only after such person to whom the disclosure is to be made agrees to maintain the confidentiality of such information and to refrain from making further disclosures or use of such information.

Section 11.     Non-disparagement. Employee shall not make any unfavorable or unflattering statements about the Company Parties including, but not limited to, comments about the conduct of other employees or members of the Company’s Board of Directors. Employee agrees that he will not disparage, criticize, condemn or impugn the business or personal reputation or character of any Company Party, or any of the actions which are, have been or may be taken by a Company Party with respect to or based upon matters, events, facts or circumstances arising or occurring prior to the date of execution of this Agreement.

Section 12.     Cooperation. Employee shall cooperate with the Company to the extent reasonably required by the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work. Employee agrees to immediately notify the Company, if he is served with legal process to compel him to disclose any information related to his employment with the Company, unless prohibited to do so by law.

Section 13.     Return of Documents and Property. Employee agrees to deliver at the termination of employment all correspondence, memoranda, notes, records, data, or information, analyses, or other documents and all copies thereof, including information in electronic form, which are related in any manner to the past, present or anticipated business of the Company or its affiliated companies. Employee further agrees to deliver at the termination of employment, any Company property which he may have in his possession or have been given use of during his employment, including without limitation, office keys, key cards, laptop computers, data media and cellular telephones.

Section 14.     Enforcement of Agreement and Release. Should any provisions of this Agreement be held invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement. Portions held to be invalid or unenforceable shall be revised and reduced in scope as to be valid and enforceable, or if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

Section 15.     Notices. Any notice, request, demand, waiver or consent required or permitted hereunder shall be in writing and shall be given by prepaid registered or certified mail, with return receipt requested, addressed as follows:

For the Company:

1330 Post Oak Blvd., Suite 2250

Houston, Texas 77056

Attn: Chief Executive Officer

With a copy to the General Counsel

For the Employee:

Earl W. McNiel

1606 Cambridge Oaks Circle

Houston, Texas 77094

The date of any such notice and of such service thereof shall be deemed to be the date of mailing. Each party may change its address for the purpose of notice by giving notice to the other in writing.

Section 16.     Choice of Law. It is agreed that the laws of Texas shall govern this Agreement and that venue for any claim necessary to enforce the provisions of this Agreement shall be proper in state or federal courts located in Harris County, Texas.

Section 17.     Remedies. The Parties agree that because damages at law for any breach or nonperformance of this Agreement by Employee, while recoverable, will be inadequate, this Agreement may be enforced in equity by specific performance, injunction, or otherwise. Should any provisions of this Agreement be held to be invalid, such holdings shall not invalidate or void the remainder of this Agreement. Employee shall be entitled to enforce his rights and the Company’s obligations under this Agreement by any and all applicable actions at law or equity.

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IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE EFFECTIVE DATE.

EMPLOYEE

By: /s/ Earl W. McNiel	05/06/2015
Earl W. McNiel	DATE

THE COMPANY

By: /s/ Dr. Kase Lukman Lawal	05/06/2015
Name: Dr. Kase Lukman Lawal	DATE
Title: Chief Executive Officer

SUPPLEMENTAL RELEASE

Earl W. McNiel (“Employee”), previously signed a Separation Agreement and General Release of Claims (the “Original Agreement”) effective May 6, 2015 and hereby enters this Supplemental Release (the “Supplemental Release”). In this Supplemental Release, Employee hereby releases the Company Parties from any and all claims arising out of Employee’s employment or termination from employment and all other claims that may have arisen between the time that Employee signed the Original Agreement and the date that Employee signs this Supplemental Release. This Supplemental Release incorporates all of the terms of the Original Agreement (and uses the same defined terms) and, in signing below, Employee expressly acknowledges and agrees as follows:

1.     Employee hereby releases and discharges the Company Parties from any and all Released Claims and all other claims that would have been Released Claims had Employee executed the Original Agreement on the date that Employee executes this Supplemental Release.  This Supplemental Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration recited in Sections 2A through 2E of the Original Agreement, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

2.     Other than those sums that Employee may be owed pursuant to Sections 2A through 2E of the Original Agreement, Employee has received all sums, compensation, wages, benefits and remuneration that he has been owed, or ever could be owed, by the Company Parties. Employee further represents that, in the course of his employment, he has received all leaves (paid and unpaid) that he was owed by the Company Parties.

IN SIGNING BELOW, EMPLOYEE EXPRESSLY ACKNOWLEDGES AND AGREES THAT HE HAS READ AND UNDERSTOOD THE ORIGINAL AGREEMENT AND THIS SUPPLEMENTAL RELEASE AND EMPLOYEE KNOWINGLY AND VOLUNTARILY AFFIRMS THE STATEMENTS MADE BY HIM, AND THE RELEASES GIVEN BY HIM, IN THE ORIGINAL AGREEMENT.

By: /s/
Earl W. McNiel	DATE